Exhibit 10.4

EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (the “Agreement”), is made and entered into effective as of May 1, 2021 (the “Effective Date”), by and between Star Gold Corp., a Nevada corporation with a principal business address of 1875 N. Lakewood Drive, Suite 200, Coeur d’Alene, Idaho 83814 (the “Company”) and Paul Coombs (the “Executive”). The Company and Executive are referred to below individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Executive is currently engaged by the Company; and

WHEREAS, the Company desires to continue to engage the Executive in his current capacity as an independent contractor and to enter into an agreement embodying the terms of such engagement; and

WHEREAS, the Executive desires to accept such continuation of engagement and to enter into an agreement, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and of the respective covenants and agreements of the Parties herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, hereby agree as follows:

AGREEMENT

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the following meanings:

1.1	“Board” means the Board of Directors of the Company.

1.2	“Cause” means any or all of the following:

a)	termination of the Executive at, or immediately following, the consummation of a Change in Control.

b)	any material breach by the Executive of his obligations under this Agreement, if the Company provided the Executive with written notice of such Cause and the Executive failed to remedy the situation to the reasonable satisfaction of the Company within thirty (30) days of the date of such notice;

c)	Executive’s conviction of, or plea of guilty to, any felony charge, or of any crime involving moral turpitude, fraud or misrepresentation;

d)	intentional fraud, misrepresentation, or embezzlement by the Executive during this engagement; and/or

e)	any material neglect, inability, refusal or failure of the Executive to perform his duties as an executive of the Company, if the Company provided the Executive with written notice of such Cause and the Executive failed to remedy the situation to the reasonable satisfaction of the Company within thirty (30) days of the date of such notice;

f)	permanent disability;

g)	death.

1.3	“Duties” means those duties set forth on Appendix A hereto and amended from time to time upon mutual agreement of the Company and the Executive.

1.4	“Change in Control”; (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or equity transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s equity holders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder): or (ii) a sale of all or substantially all of the assets of the Company.

1.5	“Good Reason” means any or all of the following:

a)	any action that results in a material diminution in Executive’s position, authority, duties, or responsibilities, excluding for this purpose an isolated or inadvertent action not taken in bad faith:

b)	a reduction, without cause and without the Executive’s written consent, by the Company in the Executive’s base compensation as increased from time to time after the Effective Date hereof:

c)	a material breach by the Company of its obligations under this Agreement, if the Executive provided the Company with written notice of such Good Reason and the Company failed to remedy the situation within thirty (30) days of the date of such notice; and/or

d)	It is the intent of the Company that a termination of service for Good Reason will meet the definition of “involuntary separation” set forth in Treasury Regulation Section 1.409A-1(n), and this Agreement will be interpreted accordingly.

1.6	“Permanent Disability” means, with respect to the Executive, that the Executive has become physically or mentally incapacitated or disabled so that, in the reasonable judgment of the Board, he is unable to perform the essential functions of his position under this Agreement, with or without reasonable accommodation, and such condition has continued for at least six consecutive calendar months or for 180 working days in any 12 month period.

2.	Engagement of Executive. As of the Effective Date, the Company hereby engages the Executive in a management capacity for the period specified in Section 3 hereof, and the Executive accepts such engagement, on the terms and subject to the conditions set forth in this Agreement. The Executive’s primary place of service will be in St. John, NL (the “Area”). The Executive may be required to travel in the performance of his duties hereunder, but he shall not be required to relocate.

3.	Term. Except as otherwise provided in Section 6 hereof, the term of engagement hereunder shall be for a two (2) year period beginning on the Effective Date (the “Engagement Period”), with such engagement being automatically renewed, annually, on each anniversary of the Effective Date, following the Engagement Period, unless either Party gives the other Party written notice, at least one hundred twenty (120) days in advance of the anniversary of the Effective Date.

4.	Outside Services. The Executive acknowledges he is serving as an executive officer of the Company, and as such covenants and agrees that he will not engage in any other business activity, for his own account or for or on behalf of any other person, firm or corporation, which would hinder his ability to perform his obligations as the Vice President of Finance of the Company. The Executive shall not be considered a full-time employee and shall be able to be compensated for unrelated work except where there is an actual conflict which interferes with the duties outlined in Appendix A. In the event of any such actual conflict, Executive may seek permission from the Board of Directors to engage in such conflicting activities, which such permission may be denied at the sole discretion of the Board.

5.	Compensation and General Benefits. The Executive shall be compensated for his services under this Agreement as follows:

5.1	Compensation. During the Engagement Period, the Company shall pay the Executive a base compensation equal to six thousand and no/100 dollars ($6,000.00) per month.

5.2	Equity Compensation Plans. The Executive will be eligible for participation in such bonus, stock purchase, incentive and performance award programs which are available to other executives, consultants, directors and employees of the Company.

5.3	Change in Control. In the event of a Change in Control, Executive (or Executive’s spouse or estate, should Executive die prior to payment pursuant to this Section 6.3), shall receive a one- time bonus equal to eighteen (18) months’ base compensation.

5.4	Performance Bonuses and Incentive Compensation. Executive may receive performance bonuses and other incentive compensation based upon the recommendations and approval, and subject to the sole discretion, of the Board of Directors.

5.5	Business Expenses. During the Engagement Period, the Company shall pay or reimburse the Executive for all reasonable business expenses incurred by Executive, including but not limited to travel and entertainment expenses, in accordance with the policies of the Company applicable to executive officers. The Executive shall maintain and provide the Company with records of such expenses in accordance with the rules and regulations promulgated by the Company. Upon termination, amounts owing to Executive for expense reimbursement will be paid immediately by Company in accordance with the severance provisions in Section 9.

5.6	D&O Coverage. At all times during the Engagement, Executive shall be covered by Company’s Directors and Officers insurance policy, which shall be maintained in the ordinary course of business consistent with the past practices of the Company.

5.7	Taxes. Executive, as an independent contractor, shall be responsible for payment of any and all required federal, state or local government withholdings, deductions for taxes or similar charges with respect to any actual or constructive payment or compensation to the Executive under this Agreement.

5.8	No Other Payments. The compensation payable to the Executive pursuant to this Agreement will be in consideration for all services rendered by the Executive under this Agreement, and the Executive will receive no other compensation for any service provided to the Company, unless the Company in its sole discretion otherwise determines.

6.	Termination of Engagement. The engagement of the Executive under this Agreement will terminate on the earliest of:

6.1	Non-renewal as set forth in Section 3 above.

6.2	Termination by the Company Without Cause. The 30th calendar day after the Company gives the Executive written notice of termination without Cause.

6.3	Termination by the Company With Cause. If an event or circumstance within the definition of Cause occurs, immediately after the Company gives the Executive written notice of termination for Cause.

6.4	Termination by the Executive For Good Reason. If an event or circumstance within the definition of Good Reason occurs, immediately after the Executive gives the Company written notice of termination for Good Reason.

6.5	Termination by the Executive Without Good Reason. The 30th calendar day after the Executive gives the Company written notice of termination of his engagement without Good Reason.

7.	Notice of Termination. Any notice of termination of the Executive’s engagement under this Agreement shall be communicated in writing and delivered to the other Party as provided in Section 15 and shall specify the termination provision relied upon by the party giving such notice. The Executive shall have a reasonable opportunity to be heard by the Board prior to any termination for a “Cause” described in (b), (d) or (e) of the definition of “Cause”.

8.	Termination of Corporate Office. In the event that the engagement of Executive is terminated for any reason and Executive, at the time of such termination, holds office as an officer of the Company, such office shall terminate and Executive shall be deemed to have resigned the same automatically and without notice as of the effective date of the termination of engagement.

9.	Severance Conditions Upon Termination of Engagement Relationship. The engagement shall be subject to the following conditions:

9.1	Termination by the Company Without Cause or by the Executive for Good Reason. If the Company terminates Executive’s engagement without Cause, or the Executive terminates engagement for Good Reason, the Company shall:

Pay Executive (or Executive’s spouse or estate, should Executive die after termination), a severance benefit equal to twelve (12) months’ base compensation, plus any non-equity performance bonus earned in the twelve (12) months preceding his termination;

9.2	Termination by the Company With Cause or by the Executive Without Good Reason. If the Company terminates the Executive’s engagement for Cause or the Executive terminates his engagement without Good Reason, then

(a)	the Company shall pay to the Executive, on the date of termination of engagement, the Executive’s salary and earned bonus and unreimbursed business expenses up to the date of termination of engagement, and

(b)	the Executive shall not receive any severance pay.

10.	Conditions to Receipt of Severance.

10.1	Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 9 will be subject to Executive signing, not revoking and complying with a separation agreement and release of claims in a form reasonably satisfactory to the Executive and the Company. No severance pursuant to such section will be paid or provided until the separation agreement and release agreement becomes effective.

10.2	Section 409A. If the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, will apply to the payment of any cash severance payments otherwise due to Executive pursuant to Section 9, then notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Section 9 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

11.	Confidentiality and Non-Competition Provisions.

11.1	Confidentiality. The Executive acknowledges that he will be making use of, acquiring, and/or adding to Confidential Information of the Company of a special and unique nature and value. The Executive covenants and agrees that he shall keep and maintain such Confidential Information strictly confidential and shall not, anywhere in the world, at any time, directly or indirectly, for himself, or on behalf of any person, firm, partnership or corporation, or otherwise, except as otherwise directed by the Company, or necessary to perform his obligations under this Agreement, divulge or disclose for any purpose whatsoever, any Confidential Information that has been obtained by, or disclosed to, him as a result of his relationship with the Company. This Agreement specifically prohibits the Executive from disclosing to any person, firm, partnership or corporation or otherwise, trade secrets or other Confidential Information relating to the business of the Company. “Confidential Information” as used herein shall mean any and all information regarding or relating to the business affairs of the Company, including without limitation any and all financial, technical, trade secret, and any other proprietary or confidential information (written or oral); provided however, “Confidential Information” shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement; (ii) was or is developed by the Executive independently of and without reference to any Confidential Information; or (iii) was, is or becomes available to the Executive on a non-confidential basis from a third party who is not prohibited from transmitting such information by a contractual, legal or fiduciary duty.

11.2	Disclosure of Confidential Information. In the event that the Executive is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to make any disclosure which is prohibited or otherwise constrained by this Section 11, the Executive agrees that he will provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive the Executive’s compliance with the provisions of this Section 11. In the event that such protective order or other remedy is not obtained, or the Company grants a waiver hereunder, the Executive may furnish that portion (and only that portion) of the information which the Executive is legally compelled to disclose or else stand liable for contempt or suffer other censure or penalty; provided, however, that the Executive shall use his reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any information so disclosed. The Company may obtain temporary, preliminary or permanent restraining orders, decrees or injunctions as may be necessary to protect the Company against, or on account of, any actual or threatened violation of this Section 11.

11.3	Interference with Business. As a material inducement to the Company to enter into this Agreement, the Executive agrees that for a period of one year beyond the date of Executive’s termination from engagement for whatever reason, the Executive shall not, directly or indirectly, for himself or on behalf of any person, firm, partnership or corporation, or otherwise, (a) induce or attempt to induce any customer, supplier, licensee or business relation to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee or business entity and the Company; or (b) disparage the Company.

11.4	Fair and Reasonable. The Executive has carefully read and considered the provisions of this Section 11, and having done so, agrees that the restrictions set forth in this Section 11 are fair and reasonable and are reasonably required for the protection of the interests of the Company.

11.5	Remedies. The Executive agrees that his violation of any term, provision, covenant or condition of this Section 11 may result in irreparable injury and damage to the Company which will not be adequately compensable in money damages, and that the Company will have no adequate remedy at law therefor. In addition to any other rights or remedies that the Company may have at law or in equity, under this Agreement, or otherwise, the Executive agrees that the Company may obtain temporary, preliminary or permanent restraining orders, decrees or injunctions as may be necessary to protect the Company against, or on account of, such violation, without the necessity that the Company post a bond for such relief. Nothing in this Section shall be construed to limit the Company’s rights or remedies for or defenses to any action, suit or controversy arising out of this Agreement.

12.	Indemnification. The Company will defend, indemnify and hold Executive harmless to the fullest extent permitted by law from and against any claim, liability or expense (including reasonable attorneys’ fees) asserted against or incurred by Executive in the course of his engagement with the Company, provided that no such indemnity shall indemnify Executive from or on account of acts or omissions of Executive finally adjudged to be intentional misconduct or a knowing violation of law by Executive, or any transaction with respect to which it was finally adjudged that Executive received a benefit in money, property or services to which he was not legally entitled. This indemnification obligation will include, without limitation, prompt payment in advance of any and all costs of defending the same, including attorney fees, and will survive the expiration or early termination of this Agreement.

13.	Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable or in whole or in part, by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect.

14.	Warranty. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from legally entering into this Agreement, or which would be breached by the Executive upon execution of this Agreement.

15.	Notices. All notices hereunder shall be in writing and shall be deemed given if hand-delivered or deposited with a nationally recognized overnight delivery service such as FedEx for next Business Day delivery, or in the mail, postage prepaid, registered or certified with a return receipt requested, and addressed as follows:

If to Executive:
15 Stonebridge Place
St. John’s, NL, Canada A1A 5W7

If to Company:
Star Gold Corp.
1875 N. Lakewood Drive, Suite 200
Coeur d’Alene, ID 83814

or to such other addresses as the parties hereto may designate by written notice pursuant to this paragraph.

16.	Effective Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

17.	Amendment. This Agreement may be amended or modified only by an agreement in writing signed by the Company and the Executive.

18.	Entire Agreement. This Agreement is complete, and all promises, representations, understandings, warranties, and agreements with reference to the subject matter herein have been fully and finally expressed herein; and this Agreement supersedes any and all prior agreements with respect to the subject matter hereof.

19.	Captions. The titles to the paragraphs herein are not considered part of this Agreement.

20.	Successors and Assigns. Any successor of the Company or of its assets, business and goodwill, by purchase, merger or reorganization, shall succeed to all of the rights and be responsible for the performance of all the obligations of the Company under the terms of this Agreement, in the same manner and to the same extent as though such successor were the Company. The rights and responsibilities of the Executive hereunder are personal and shall not be transferable by assignment or otherwise.

21.	Attorneys’ Fees And Costs. In the event that it shall become necessary for either of the parties to obtain the services of an attorney in order to enforce the provisions hereof, then, in that event, the defaulting party shall pay the prevailing party all reasonable attorneys’ fees and all costs incurred in connection therewith, including the costs of any appeal.

22.	Governing Law. This Agreement shall be construed according to and governed by the laws of the State of Idaho.

23.	Consent to Jurisdiction, Service of Process, And Venue. Executive agrees that any dispute or claim between Executive and the Company shall be adjudicated exclusively in the in a court in Kootenai County, Idaho, and agrees not to commence or pursue an action in any other state or federal court. Executive also expressly consents to the exclusive jurisdiction of such court and to service of process in any manner provided under Idaho law with respect to any such legal action or proceeding involving Executive and the Company. Claims or disputes covered by this agreement include, without limitation, any relating to, arising out of, or resulting from Executive’s relationship with the Company, the termination of that relationship with the Company, and specifically includes any claim under any statute (including, without limitation, any claim arising under or based upon the Age Discrimination Employment Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, or any other federal or state anti-discrimination law, the Fair Labor Standards Act or any other federal or state wage law, the Equal Pay Act, the Employee Retirement Income Security Act, et cetera) and any claim under contract, quasi-contract, estoppel, or tort.

24.	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto or their duly authorized representatives have caused this Agreement to be executed as of the date first above written.

STAR GOLD CORP.:	EXECUTIVE: PAUL COOMBS

By:
Kelly J.Stopher, Chief Financial Officer	Paul Coombs

Appendix A

Duties of Executive

The Executive’s principal duties on behalf of the Company are and shall be to fulfill the obligations and duties of Vice President of Finance, which include all of the duties customarily involved in such a position. The Executive shall be responsible for reporting to the Board of Directors (the “Board”). The scope of services to be provided by Executive will consist of support, analytical and professional services to the executive management of the Company, which may include:

●	Perform such duties as the Board may from time to time designate related to the Company’s financing and corporate transactional activities.

●	Other professional services as reasonably requested by the Company’s Board.

SRGZ Executive Consulting Agreement (Coombs 4-1-21)

Final Audit Report 2021-05-02

Created:	2021-04-26
By:	Kelly Stopher (kelly.stopher@comcast.net)
Status:	Signed
Transaction ID:	CBJCHBCAABAAEjBHZQp9Au-Elml05lap0uNUK-BAXe16

"SRGZ Executive Consulting Agreement (Coombs 4-1-21)" History

Document created by Kelly Stopher (kelly.stopher@comcast.net)
2021-04-26 - 2:40:58 PM GMT- IP address: 206.63.231.56

Document emailed to Paul Coombs (pbcoombs@gmail.com) for signature
2021-04-26 - 2:41:28 PM GMT

Email viewed by Paul Coombs (pbcoombs@gmail.com)
2021-04-26 - 2:49:00 PM GMT- IP address: 66.102.8.85

Document e-signed by Paul Coombs (pbcoombs@gmail.com)
Signature Date: 2021-04-26 - 2:49:16 PM GMT - Time Source: server- IP address: 47.55.221.167

Document emailed to Kelly Stopher (kelly.stopher@comcast.net) for signature
2021-04-26 - 2:49:18 PM GMT

Email viewed by Kelly Stopher (kelly.stopher@comcast.net)
2021-05-02 - 6:56:05 PM GMT- IP address: 13.77.150.149

Document e-signed by Kelly Stopher (kelly.stopher@comcast.net)
Signature Date: 2021-05-02 - 6:56:24 PM GMT - Time Source: server- IP address: 13.77.150.149

Agreement completed.
2021-05-02 - 6:56:24 PM GMT

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